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                                                                    Exhibit 10.6

                                    AGREEMENT

     This Agreement is made September 28, 2005, between Powerhouse Technologies, Inc., Delaware Corporation having offices at 555 Twin Dolphin Drive (the "Company"), and Alex Mashinsky, an individual with an address at 515 Sutton Place, Memphis, Tennessee, 38120 ("Mashinsky").

     In consideration of the mutual covenants contained herein, the parties hereby agree as follows.

     1. SERVICES. Mashinsky agrees to provide the following services to the Company (collectively, the "Services"):

          1.1 VICE CHAIRMAN OF BOARD. Mashinsky agrees to serve as the Vice Chairman of the Company's Board of Directors (the "Board") commencing as soon as practical after the closing date of the Company's contemplated offering completed on or about the date hereof and until Mashinsky resignation from the Board or removal from the Board position by the Company's Board of Directors, whichever occurs first. Mashinsky may only be removed from the Board only pursuant to applicable law or the Company's by-laws.

          1.2 CONSULTING SERVICES. Mashinsky agrees, as provided herein, to provide advice, analysis and expertise to the company regarding the financial, operational, developmental or other aspects of the business of the Company. Unless Mashinsky may otherwise agree, such services will take place by telephone during normal business hours and shall not exceed 20 hours per month.

          1.3 OTHER EMPLOYMENT. It is agreed that Mashinsky's services rendered hereunder shall not be exclusive, and he is free to accept other consulting engagements, Board seats, or employment, so long as he remains available to offer the Services in the manner specified hereunder.

     2. TERM. Commencing ____________, and continuing for a period of 1 year. This agreement will be extended monthly thereafter unless terminated by one or both of the parties. The parties' obligations under Sections 4 and 6 hereof shall survive the expiration or termination of the Employment Period.

     3. COMPENSATION; EXPENSES.

          3.1 COMPENSATIONS AND OTHER CONSIDERATION. As full compensation for the Services to be provided by Mashinsky pursuant to this Agreement and the other terms set forth herein, the Company agrees to pay Mashinsky the compensation set forth below:

               a. During the Consulting Term, and in addition to any other consideration that may be payable to him hereunder, Mashinsky shall be paid the sum of $200,000, payable at the rate of $16,666.67 per month, payable in advance, on the 1st day of each month, on monthly basis in 12 equal installments, by wire transfer.

               b. For his services as Vice Chairman of the Board of Directors, Mashinsky will receive 1,020,000 options to purchase the Company's common stock, at a strike price of $.32 (Thirty two cents) per share. The options shall vest as follows: 25% upon commencement of Mashinsky's service hereunder, and thereafter 25% on each six month anniversary of such commencement date. Should Mashinsky's Board membership cease for any reason, weather by termination, resignation, or change of control, all unvested, outstanding stock options shall immediately vest. Mashinsky, or his successor in interest, shall have 60 months after the termination of his board


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service within which to exercise such stock options. The Company shall promptly prepare an option agreement which will contain cashless exercise provisions and such other provisions as Mashinsky and the Company may agree.

               c. In addition to the stock options specified above, and also in consideration of his services, Mashinsky shall receive 180,000 shares of restricted common stock of the company. Said restrictions shall lift from the shares on January 1, 2007. Such restrictions will be set forth in the a letter agreement reasonably acceptable to Mashinsky and the Company, and shall provide that whether or not Mashinsky continues as a consultant or a member of the Board. Mashinsky shall be reasonably available to the Company through January 1, 2007, to provide advise to the Company with regard to his past (or current) services to the Company. All restrictions on these shares shall lapse on January 2, 2007.

          3.2 EXPENSES. Company shall prepay, or reimburse, as applicable, Mashinsky for reasonable, actual expenses (including travel, meals or other out-of-pocket expenses) incurred by Mashinsky in the course of providing the Services ("Expenses"). Mashinsky shall document all such Expenses in reasonable detail if requested by the Company.

     4. INVENTION ASSIGNMENT, CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

          4.1 DISCLOSURE OF INNOVATIONS. Mashinsky agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind that he may make, conceive, develop or reduce to practice, alone or jointly with others, during the Term, that may result from the Services hereunder and relate to the business of the Company, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software.

          4.2 ASSIGNMENT OF OWNERSHIP OF INNOVATIONS. Mashinsky agrees that all Innovations, which are directly related to the business or planned business of the Company, are the sole and exclusive property of the Company and he hereby assigns all of his rights, title and interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the Term, Mashinsky will reasonable assist and cooperate with the Company in all respects and will execute documents, and, subject to his reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company any patent, copyright, trademark, trade secret and other legal protection that may exist or be created for the Innovations. Mashinsky has attached hereto as Exhibit "A" a list of what may have been viewed as Innovations had they been developed during the Term of this Agreement ("Prior Innovations"). Since the Prior Innovations exist as of the date hereof, they are not Innovations. The Prior Innovations belong to Mashinsky and will not be assigned to the Company hereunder. If no such list is attached, Mashinsky is he representing that there are no Prior Innovations. The Company will keep the information contained on Schedule A confidential to the same extent as Mashinsky is required to keep confidential "Confidential Information" of the Company under Section 4.3 of this Agreement.

          4.3 PROTECTION OF CONFIDENTIAL INFORMATION OF THE COMPANY. During and after the Term, Mashinsky will not use or disclose or allow anyone else to use or disclose any "Confidential


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Information" (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of his work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to Mashinsky orally, which he knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Mashinsky will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault of or breach by Mashinsky or that the Company regularly gives to third parties without restriction on use or disclosure.

          4.4 NON-COMPETITION, NON-SOLICITATION, NON-INTERFERENCE. Because Mashinsky acknowledges and agrees that he has and will continue to have access to confidential and trade secret information of the Company, the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, during the time period that begins on the commencement of the Term of this Agreement and ends six (6 ) months from the date of termination of this Agreement (the "Restricted Period"), Mashinsky shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity:

               (a) Engage, in any state or territory of the United States of America where the Company is actively doing business (determined as of the commencement of the Term), in direct or indirect competition with the business conducted by the Company; specifically, eServices or knowledge management; or

               (b) Request or otherwise attempt to induce or influence, directly or indirectly, any customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit Or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

               (c) Hire or solicit for employment or other business relationship, or induce or actively attempt to influence, any employee, officer, director or other business associate of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

               (d) Nothing in this section, whether express or implied, shall prevent Mahinsky from being a holder or not more than ten percent (10%) of the total outstanding stock of either a publicly held company under Section 12 of the Securities Exchange Act of 1934, as amended, or any privately held company.

          If Mashinsky violates any of the restrictions contained in this section, the Restricted Period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Mashinsky and after written notice and a 30 day cure period, the Company may withhold any and all cash payments otherwise due and owing to Mashinsky under this Agreement, if any, until such violation is cured.


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          5.0 BUSINESS OPPORTUNITIES. Mashinsky agrees that, during the Term, he will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company without: (a) first offering in writing such opportunity to the Company; and (b) thereafter obtaining a written refusal of such opportunity from the Company. The Company must respond with 30 days after it is advised of a particular opportunity or will be deemed to have provided written refusal of the opportunity to Mashinsky. In addition, Mashinsky must promptly and fully disclose all material facts regarding any such business opportunities to the board as soon as Mashinsky becomes aware of any such opportunity.

          5.1 COMPANY PROPERTY. All records, files, lists, including computer generated lists drawings, documents, equipment and similar items relating to the Company's business that Mashinsky shall prepare for or receive from the Company shall remain the Company's sole and exclusive property. Mashinsky agrees than upon termination of this Agreement, or upon demand from the Company, he shall immediately return to the Company all property of the Company in his possession, custody or control. Mashinsky further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials belonging to the Company.

          6.0 SURVIVAL. Sections 4 and 6 of this Agreement shall survive the termination by either party of this Agreement for any reason.

          6.1 CHOICE OF LAW AND JURISDICTION. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of California.

          6.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by Mashinsky or his legal representatives, executors, administrators, successors, heirs, distributes, and assigns, devisees and legatees. Mashinsky may not assign any of his duties responsibility, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect. The Company may assign its rights hereunder to any other party.

          6.3 WAIVER. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Mashinsky's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Mashinsky's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

          6.4 NOTICES. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party, at the addresses first stated above or at such other subsequent address as is made known to the other party as an address at which such party receives similar important correspondence.


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          6.5 AMENDMENT. This Agreement may be amended or modified only be a written instrument executed by Mashinsky and a representative of the Company duly authorized by the Board.

          6.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          6.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          6.8 HEADINGS. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.9 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

          6.10 ACKNOWLEDGMENT. Mashinsky represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his counsel, that he has been given the opportunity to avail himself of this right, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning intent, and consequences of this Agreement.

          7.0 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

          8.0 ASSIGN ABILITY. Mashinsky may assign his rights under this Agreement in whole or in part, including but not limited to the stock options and restricted stock he is entitled to receive hereunder.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

AGREED TO BY:

POWERHOUSE TECHNOLOGIES GROUP, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


-------------------------------------
ALEX MASHINSKY

                                   SCHEDULE A

Subject: Provisional application on synchronization technology.


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Devices using Flash memory, hard drives or other storage technology using USB
Wired or wireless connectivity to synchronize and provide desktop equivalent to mobile users.

Presently USB memory stick and miniature hard drives allows users to copy files from their desktop computers and other devices onto mobile devices which they may use on other computers. The problem with such synchronization is that it does not allow easy access to all the OS settings, hidden files, cookies and security settings to be easily transferred and securely carried. In addition most such files are located in different folders and many users are not familiar with their functions or the need to have them.

This invention allows users to automatically synch via wireless connection all necessary files and then in collaboration with hosted services and access to their primary computer as well as other wireless devices such as wireless displays, keyboards and other peripherals provide mobile users with the use and feel they are accustomed to on their desktop. Such solution allows a simple way to transition between computers without worrying about how to set them up and how to clean up files and usage data after you have used them.

The current invention allows to use synchronization technology in combination with cell phones and other mobile devices to provide mobile users the ability to use any computer laptop or display on an as needed basis.

Wireless cell phones or wireless memory key which have an embedded flash memory or hard drive and support one or multiple wireless communication protocols such as UWB, CDMA, Wifi and other can interact with different devices via different protocols to transfer data and authorization as well as authentication information to enable mobile users to access and share their information. For example a user synchronizes his cell phone

C1 with his primary desktop PD1 before leaving to go to a different country can use such cell, to communicate locally with any computer or laptop via high speed wireless connection to a display monitor D1 which may be connected to the internet via a high speed communications BB1 or wireless connection WF1 and instruct such display to invoke certain applications and settings which may be resident locally on computer BC1 or requested via web services or via an ASP from HS1 or PD1. The wireless device is used to authenticate itself and then transfer resident data to the appropriate system so the user can then work with such separate display and wireless keyboard in the same way he would on his normal desktop. If special access or high security clearance is needed the wireless device C1 or M1 may use a broadband wireless network technology such as CDMA or WiFi to authenticate and evoke permission to use web services or other programs on remote systems. With such access via the local wireless connection to his data files and access via remote authentication provided by the cell phone over the high speed or wireless network to his desktop or hosted files, applications or services to process and share data can be performed safely on any computer or display with high security and control by the user.

The wireless device may initiate such communication with a display by a trigger from the user or any automatically detecting a device near by via standard Bluetooth or UWB protocols. Alternatively if payment for the use of such display or computer is needed both devices may authenticate and agree to a form of payment via a server located in a different location

The display D1 can also act as a gatway to allow the wireless device full viewing and typing capabilities with full internet high speed wired or wireless connection. Data stored on the wireless device can be transferred or retrieved as needed and interact with web services and basic applications resident on the display device or remote computers. The combination of at least two of the three elements, wireless device


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C1 M1, PD1 and D1 allows the user to have exactly the same experience as on his desktop but with much greater security and less maintenance enabled by hardware encryption on the wireless device and authentication provided by the combination of the wireless device and the remote systems to which the user is authorized to access.

If the user shuts down the wireless devices or it exceeds a certain distance from the display or the commuter used for such local wireless communications all the sessions terminate and all traces of the user including cashed files or resident applications get erased. Thus the user always has all his data with him on his mobile device and the need for such device to have display and keyboard functionality are eliminated since any display or computer can provide immediate access to all the data. This solution allows such storage device to be much smaller in size and cost much loss than traditional all in one organizers or communication devices


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                      (WIRELESS SYNCH TECHNOLOGY FLOWCHART)


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